EXHIBIT 5.1

CONYERS DILL & PEARMAN Commerce House, Wickhams Cay 1 PO Box 3140, Road Town, Tortola British Virgin Islands VG1110 T +1 284 852 1010 conyers.com
November 12, 2024
Matter No.:956078

+1 284-852-1129
nicholas.kuria@conyers.com

Establishment Labs Holdings Inc.
Commerce House
Wickhams Cay 1,
Road Town, Tortola
British Virgin Islands
Ladies and Gentlemen:
We have acted as special counsel in the British Virgin Islands to Establishment Labs Holdings Inc., a company organized under the laws of the British Virgin Islands (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement dated November 7, 2024 (the “Prospectus Supplement”) to the registration statement on Form S-3 (File No. 333-271418) (the “Registration Statement”) and the base prospectus that forms a part thereof (the “Base Prospectus”) filed with the Commission on April 24, 2023, under the Securities Act of 1933, as amended (the “Securities Act. The Prospectus Supplement relates to the offering and sale of (i) 765,696 Common Shares (the “Shares”), and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 328,154 Common Shares (the “Warrant Shares”) issuable upon the exercise of the Pre-Funded Warrants held by the Investors (as defined below) and (iii) up to 76,569 Common Shares, or Pre-Funded Warrants to purchase up to 32,814 Common Shares, that will be issuable to the Purchasers for no additional consideration if the weighted average closing price of the Company’s Common Shares on The Nasdaq Capital Market during the period from January 1, 2025 to August 31, 2025.
The Shares and the Pre-Funded Warrants were issued to the Investors pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of November 7, 2024, by and among the Company and the investors listed on Exhibit A thereto (the “Investors”).
We have examined copies of the Purchase Agreement the Registration Statement, the Base Prospectus and the Prospectus Supplement. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.
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EXHIBIT 5.1
In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for the purposes of filing the Prospectus Supplement and registering the offer and sale of the Shares and the Warrant Shares as described therein and is not to be relied upon in respect of any other matter.

Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized and are validly issued, fully paid and non-assessable and (ii) that the Warrant Shares, upon issuance and delivery against payment therefor in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.
We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and the limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about November 12, 2024, for incorporation by reference into the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, the Prospectus, Prospectus Supplement, and in any amendment or supplement thereto. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours faithfully,

Conyers Dill & Pearman

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